Exhibit 10.1

Vitamin Shoppe

Executive Severance Pay Policy

Effective as of July 12, 2010

(the “Effective Date”)

I.	POLICY

This Executive Severance Pay Policy (the “Policy”) constitutes a program whereby Vitamin Shoppe, Inc. and its subsidiaries (the “Company”) provides severance pay and other benefits to certain of its executive employees who are involuntarily terminated from employment with the Company and who otherwise meet all of the requirements for benefits hereunder. The Policy, as set forth in this document, is both a plan document and the summary plan description (as these terms are used for purposes of the Employees Retirement Income Security Act of 1974 (“ERISA”)). In general, the intent of this Policy is to provide severance pay for those executive employees who are terminated involuntarily by the Company other than for Cause (as defined herein). In no circumstances is the Policy intended to provide benefits to executive employees who resign or quit their employment with the Company voluntarily.

II.	ELIGIBILITY

The Policy provides benefits to executive employees who are designated on the Company’s books and records as Vice Presidents or above, as may be selected by the Company in its discretion, and who are involuntarily separated from the Company under circumstances described herein on or after the Effective Date. The Policy is an amendment and restatement of any prior policy or practice governing severance pay, and, therefore, supersedes any and all such prior policies or practices. The term Company as used herein shall mean Vitamin Shoppe Industries Inc., Vitamin Shoppe, Inc. and VS Direct, Inc. unless the context shall dictate otherwise, and the obligations hereunder shall be joint and several, and any entities that are controlled by any of such entities.

In the event any executive employee is eligible for benefits under this Policy and for severance or similar benefits under a separate agreement with the Company, the executive employee shall receive the greater of the amount provided under that separate agreement or under this Policy, as provided herein, but shall not be eligible for both, such that the executive employee shall not be entitled to duplicate benefits under the Policy and any separate agreement.

In order to be eligible to receive benefits under the Policy, each executive employee who is otherwise eligible for such benefits must also sign, and not revoke, a general release in favor of the Company within sixty (60) days following termination of employment in such form as may be established by the Company for this purpose from time to time, or any benefits under the Policy will be forfeited.

III.	ADMINISTRATION

A.	Exclusions

Under no circumstance will Severance Pay be granted to any employee of the Company who terminates his or her employment voluntarily (such as by resignation or retirement) or who is terminated by the Company for Cause (as hereinafter defined).

Cause means any of the following with respect to an executive employee:

1.	Theft or misappropriation of funds or other property of the Company or any subsidiary or affiliated company;

2.	Alcoholism or drug abuse, either of which materially impair the ability of the executive to perform his/her duties and responsibilities hereunder or is injurious to the business of the Company or any subsidiary or affiliated company;

3.	The commission or conviction of a felony;

4.	Intentionally causing the Company or any subsidiary or affiliated company to violate any local, state or federal law, rule or regulation that harms or may harm the Company in any material respect;

5.	Gross negligence or willful misconduct in the conduct or management of the Company or any subsidiary or affiliated company which materially affects the Company, not remedied within thirty (30) days after receipt of written notice from the Company;

6.	Willful refusal to comply with any significant policy, directive or decision of the Chief Executive Officer, any other executive(s) of the Company to whom the executive reports, or the Board in furtherance of a lawful business purpose or willful refusal to perform the duties reasonably assigned to the executive by the Chief Executive Officer, any other executive(s) of the Company to whom the executive reports or the Board consistent with the executive’s functions, duties and responsibilities, in each case, in any material respect, not remedied within thirty (30) days after receipt of written notice from the Company;

7.	Breach of any other material obligation to the Company or any subsidiary or affiliated company that is or could reasonably be expected to result in material harm to the Company or any subsidiary or affiliated company (other than by reason of physical or mental illness, injury, or condition), not remedied within thirty (30) days after receipt of written notice of such breach from the Company;

8.	Violation of the Company’s operating and or financial/accounting procedures which results in material loss to the Company, as determined by the Company; or

9.	The disability of the executive employee. For purposes of this Policy, “disability” shall mean the executive’s inability, with reasonable accommodation, to perform effectively the essential functions of his duties hereunder because of physical or mental disability for a cumulative period of 180 days in any consecutive 210-day period or other long term disability under the terms of the Company’s long-term disability plan, as then in effect.

If subsequent to the commencement of payment of benefits under the Policy, the Company discovers that the employee committed acts while employed with the Company which constitute Cause for termination, or otherwise should not have been considered to be eligible for benefits under the Policy, the Company may cease further payments of benefits hereunder and may require the employee to reimburse the Company for all benefits paid previously.

Change in Control. Severance Pay under this Policy will not be granted if the Company sells or otherwise disposes of the business in which the executive was employed, and either (a) the executive accepts employment with the buyer of such business, or (b) the executive rejects an offer of employment with the buyer of such business involving position, compensation and benefits which are substantially the same or better, taken as a whole, than the executive’s position, compensation and benefits with the Company immediately prior to such sale or disposition, and in the same metropolitan area as the executive’s employment with the Company.

Change in Position. Severance Pay under the Policy will not be granted if the Company restructures or eliminates the position in which the executive was employed and the executive rejects an offer of employment by the Company of a position with the same or better compensation and benefits, taken as a whole, as the executive’s compensation and benefits with the Company immediately prior to such change, and in the same metropolitan area as the executive’s employment with the Company.

Notwithstanding the foregoing, the Company may, at its sole discretion, provide an employee with all or some portion of his or her severance pay benefits even though the Company is not otherwise obligated to provide such benefits under applicable provisions of the Policy.

B.	Severance Pay

Executive employees who meet all of the requirements for benefits under the Policy will be eligible to receive Severance Pay. The severance period and Severance Pay is as follows: (1) if severance occurs within the first year of employment, then the amount of Severance Pay will be equal to twenty-six (26) weeks of the executive’s annual base salary; or (2) if severance occurs after the first year of employment, then the amount of Severance Pay will be equal to fifty-two (52) weeks of the executive’s annual base salary. In addition, if, but only if, the executive is terminated after mid calendar year, then the executive shall receive the amount of bonus based on Company performance, if and to the extent earned that fiscal year under any bonus plan of the Company, prorated to the date of termination. Severance Pay shall be payable in installments over the severance period, commencing on the 60th day following the employee’s separation from service, provided, however, that in the sole discretion of the Company, payment could be made at any time within thirty (30) days of this designated commencement date, with the first installment equal to any weekly amounts that would have otherwise accrued during the 60 day period following the employee’s separation from service and the remaining weekly amounts paid in installments over the remainder of the severance period, all in accordance with the Company’s regular payroll practices. Bonus payments shall be paid by the Company to the executive within thirty (30) days after the determination thereof, and in all events on or before March 15th of the calendar year following the calendar year in which the bonus was earned. All accrued but unused vacation as of the date of termination will be paid with the last paycheck the executive receives from the Company and in accordance with its regular payroll practices. In addition, as the executive may be called upon to assist the Company during the severance period, the executive shall remain for the severance period entitled to any rights or benefits under any equity agreement or plan to the extent such rights had vested through the date of termination and as provided in such agreement or plan. All payments of Severance Pay shall be subject to all applicable federal, state and local tax withholding, and any other withholding requirements applicable to such payments.

Golden Parachute Cutback: Notwithstanding anything in this Policy to the contrary, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a change in control (or any of its affiliated entities) to or for the benefit of an executive employee (whether pursuant to the terms of this Policy or otherwise) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to an executive employee under this Policy to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after tax amount than if such amounts were reduced, then the amounts payable to Executive under this Policy shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the Severance Pay and then bonus as applicable.

Special Provision Regarding Code Section 409A: If any portion of the benefit payable under the Policy is determined not to be exempt from Code Section 409A under the separation pay exception as set out in applicable Treasury Regulations promulgated pursuant to Code Section 409A, then payments hereunder shall be deferred to the extent necessary to avoid violation of the prohibition under Code Section 409A(a)(2)(B)(i) (regarding payments made to certain “specified employees” within six months after the date of such employee’s separation from service) and will be paid or provided (or will commence being paid or provided, as applicable) to the executive on the earlier of the six (6) month anniversary of the executive’s date of termination or the executive’s death. In addition, any payment or benefit due upon a termination of the executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the executive only upon a “separation of service” as defined in the Treasury Regulation Section 1.409A-1(h).

C.	Non-Compete, Non-Solicitation and Confidentiality

The non-compete and non-solicitation provision of any agreement signed by the executive shall remain in effect for the time period defined in said agreement; provided however, that if no signed agreement exists, then during the severance period the executive shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the United States that, directly or indirectly, manufactures, markets, distributes or sells (through wholesale, retail or direct marketing channels including, but not limited to, mail order and internet distribution) (i) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies or (ii) any other product category sold by the Company or its subsidiaries which represented four percent (4%) or more of the Company’s consolidated gross revenue in the quarter preceding executive’s termination (any such business being a “Competitive Business”). Notwithstanding the foregoing, executive may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 5% of the outstanding stock of any class of any public corporation that engages in a Competitive Business.

The obligation of confidentiality by the executive set forth in the Company’s agreements(s) with the executive or policies of the Company binding on or covering the executive shall remain in effect for perpetuity regardless of any cessation of payment pursuant to this Policy.

D.	Continuing Benefits and Reimbursement of Expenses.

An executive who is eligible for benefits under this Policy shall retain any vested right of the executive to benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits shall continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full to or on account of the Executive after such termination. Such executive shall also be reimbursed for any and all out-of-pocket expenses reasonably incurred by the executive consistent with Company policy prior to the date of such termination. To the extent that any expense reimbursement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement in one (1) calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the executive employee incurred such expenses, and in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

E.	Continuation of Medical/Dental Benefits

An executive employee who is eligible for benefits under this Policy shall also be offered participation in the Company’s group medical and/or dental plans if he or she elects to participate pursuant to COBRA (Consolidated Omnibus Budget Reconciliation Act of 1985). However, the employee will cease to be eligible for these benefits if the employee becomes covered by medical or dental plans of another employer or becomes eligible for Medicare. Continued participation in the Company’s group medical and/or dental plans will be governed for the severance period during which Severance Payments are provided under the Policy by the terms and conditions of such plans as in effect when employment terminates (including the executive employee making timely premium payments in the same amount paid by then current employees), provided that if such plans are amended as to the group employees in which the executive employee was included at the time of termination, the newer provisions shall apply.

If the executive employee is entitled and elects under applicable federal law to continue such benefits under COBRA after the severance period, the executive employee must make timely COBRA premium payments as required to continue COBRA coverage.

F.	Employment Contracts or Other Written Agreements In Effect

If on the date of termination, an employment contract or other written agreement between an employee and the Company is in effect, then the executive employee shall receive the amount provided by the terms of such employment contract or agreement under and pursuant to, and in accordance with the form and time specified in, such contract or agreement. To the extent the severance pay and benefits payable in accordance with this Policy exceeds the pay and benefits provided in such individual agreement, the executive employee shall receive only such excess amount under this Policy, and in accordance with the payment schedules set forth herein. In no event shall the executive employee be entitled to duplicate benefits under the Policy and any separate agreement.

G.	Non-Uniform Determinations

The Company’s determinations under this Policy need not be uniform and may be made by it selectively, for any nondiscriminatory reason and for no reason, among the persons who receive, or are eligible to receive, awards hereunder (whether or not such persons are similarly situated).

H.	Policy Construction and Administration

The Company is the Plan Administrator for the Policy, and in this capacity, the Company and/or its duly authorized designee(s) have the exclusive right, power and authority, in its sole and absolute discretion, to administer, apply, construe and interpret the terms of this Policy, including any related plan documents, and to decide all matters (including factual matters) arising in connection with the operation or administration of the Policy. The Plan Administrator is the sole judge of the application and interpretation of the Policy and has the discretionary authority to construe the provisions of the Policy, to resolve disputed issues of fact, and to make determinations regarding eligibility. The Plan Administrator has the authority, in the Plan Administrator’s sole discretion, to interpret the Policy and resolve ambiguities therein, to develop rules and regulations to carry out the provisions of the Policy, and to make factual determinations. However, the Plan Administrator has the authority to delegate certain of its powers and duties to a third party. All determinations and interpretations (including factual determinations) made by the Company and/or its duly authorized designee(s) shall be final and binding upon all participants, beneficiaries and any other individuals claiming benefits or an interest under the Policy. Employees who have questions with respect to the Policy may contact the Vice President of Human Resources.

Except to the extent this Policy is subject to ERISA, the interpretation, construction and performance of this Policy shall be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to the principle of conflicts of laws, and applicable federal laws. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy, which other provisions shall remain in full force and effect.

IV.	AMENDMENT OR TERMINATION OF POLICY

The Company reserves the right to amend, modify or terminate this Policy or any portion of it at any time, and for any reason. Any such action shall be authorized in writing.

V.	CLAIMS

Payment of Severance Pay is granted in appropriate circumstances without application. Payment of benefits hereunder begins as provided herein following the employee’s last day of active employment and the effective date of his or her release. If an employee believes that he or she is entitled to Severance Pay under the Policy that has not been granted, the employee must present a written claim to the Plan Administrator within ninety (90) days after the date he or she believes benefits should have commenced setting forth his or her claim and any information he or she believes relevant. If the Plan Administrator, after reviewing the employee’s claim, determines that benefits are not payable, the Plan Administrator will provide the employee with notice of the denial, written in clear and precise terms and giving specific reasons for the denial. Within sixty (60) days after the employee is notified of this denial of benefits, the employee has the right to appeal to the Plan Administrator for a full and fair review of any such denial. The employee also has the right to review any relevant documents and to submit issues and comments in writing to the Plan Administrator, subject to appropriate confidentiality agreements. If the employee needs more time, the Plan Administrator may allow him or her more than sixty (60) days to file a request for review. The Plan Administrator shall conduct a hearing and/or take such other steps as the Plan Administrator deems appropriate for a full and fair review of the appeal from the denial of a claim. The Plan Administrator will issue, usually within sixty (60) days after the request for review is received, a final written decision which shall include specific reasons for the decision and references to the pertinent plan provisions on which the decision is based. The decision shall be written in a manner calculated to be understood by the employee. If the Plan Administrator needs more time, the Plan Administrator’s decision may be delayed until one-hundred twenty (120) days after the request is received. If the employee does not appeal on time, the employee will lose his or her right to file suit in court, as the employee will not have exhausted the Policy’s internal administrative appeal rights. The Plan Administrator will decide all claims in accordance with its reasonable claims procedures, outlines above, as required by ERISA.

VI.	BASIC PLAN INFORMATION

Name of the Plan:

The name of the plan is the Vitamin Shoppe Executive Severance Pay Policy.

Plan Sponsor:

The Plan Sponsor’s name and address are as follows:

Vitamin Shoppe Industries Inc.

2101 91st Street

North Bergen, NJ 07047

Type of Plan:

The plan is intended to be an employee welfare benefit plan, as defined in Section 3(1) of ERISA and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees (i.e., a “top hat” plan).

Plan Administrator:

The Plan Administrator is the Company. The Plan Administrator’s name, address and telephone number are as follows:

Vitamin Shoppe Industries Inc.

2101 91st Street,

North Bergen, NJ 07047

Tel.: 201-868-5959

Fax: 201-624-3804

All correspondence or inquires to the Plan Administrator should be directed to the attention of Vice President, Human Resources.

Employer and Plan Identification Numbers:

The employer identification number for the Company is 13-2993785

The Severance Plan’s identification number is 505

Agent for Service of Legal Process:

The agent for service of legal process is:

Vitamin Shoppe Industries Inc.

2101 91st Street

North Bergen, NJ 07047

Attention: General Counsel

Plan Year:

The Policy is administered on a calendar year basis, so that the Plan Year ends on December 31.

Source of Severance Plan Benefits:

The Policy is an unfunded plan maintained primarily for the purpose of providing severance pay for eligible employees. All payments under the Policy are made from the Company’s general assets. Benefits under this Policy are not insured under Title IV of ERISA.

Statement of ERISA Rights:

As a participant in the plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the plan, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a (pension, welfare) benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.